Exhibit 99.1
THORATEC REPORTS 40 PERCENT INCREASE IN THIRD QUARTER REVENUES
FROM CONTINUING OPERATIONS
     (PLEASANTON, CA), October 28, 2010—Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, said revenues from continuing operations in the third quarter of 2010 increased 40 percent versus the third quarter of 2009.
     Results from continuing operations for both the third quarter and first nine months of 2010 and 2009 exclude contributions from the company’s International Technidyne Corporation (ITC) Division. In the second quarter of 2010 Thoratec disclosed that its board of directors expects to sell ITC within the next twelve months; therefore, ITC is classified as held for sale and its results are accounted for as a discontinued operation.
     For the quarter ended October 2, 2010, revenues were $91.0 million, compared with revenues of $65.1 million in the third quarter of 2009. Net income on a GAAP basis in the third quarter of 2010 was $15.5 million, or $0.26 per diluted share, versus GAAP net income of $11.8 million, or $0.20 per diluted share, in the third quarter of 2009. Non-GAAP net income, which is described later in this press release, was $20.8 million, or $0.32 per diluted share, in the third quarter of 2010, versus non-GAAP net income of $13.3 million, or $0.21 per diluted share, in the third quarter a year ago.
     For the first nine months of fiscal 2010, revenues were $285.3 million, an increase of 43 percent over revenues of $198.9 million in the same period a year ago. On a GAAP basis, Thoratec reported net income of $46.4 million, or $0.78 per diluted share, for the first nine months of 2010, versus net income of $20.8 million, or $0.36 per diluted share, in the same period a year ago. Non-GAAP net income in the first nine months of 2010 was $61.7 million, or $0.95 per diluted share, compared with non-GAAP net income of $38.4 million, or $0.61 per diluted share, in the first nine months of 2009.
     “The company’s results for the third quarter and year-to-date 2010 reflect our success at delivering solid financial results while we continue to execute on our market and product development strategies designed to generate sustained growth for Thoratec over the long term,” noted Gary F. Burbach, president and chief executive officer of Thoratec.
     “Our top line performance was driven by the continued worldwide adoption of the HeartMate II® LVAS (Left Ventricular Assist System) for Bridge-to-Transplantation (BTT) and Destination Therapy (DT). At the same time, we continued to achieve solid operating leverage as reflected by our earnings performance.”

     The company indicated that it ended the quarter with 242 HeartMate II centers globally, an increase of 31 centers through the first nine months of 2010, with 181 centers worldwide now utilizing its new HeartMate peripherals, which are providing important quality of life benefits to patients and generating incremental revenue growth.
     “Helping to drive our near-term financial performance and market leadership position for the future are investments in our field organization and market development programs that are generating referral activity among cardiologists, while providing centers support in areas including reimbursement and clinical best practices,” Burbach said.
     Burbach noted that the FDA has approved a label change for the HeartMate II incorporating the data from the company’s BTT post-approval study that showed survival of 90 percent at six months and 85 percent at one year. “The outcomes from this study also reflected continued improvements in several important adverse event categories among HeartMate II patients, including zero device replacements and lower reported rates of bleeding, stroke and right heart failure,” he commented.
     “In addition, we continue to see the release of favorable HeartMate II data in key scientific meetings and publications and are looking forward to a number of important HeartMate II data presentations at next month’s Scientific Sessions of the American Heart Association meeting—including outcomes from DT Continued Access Protocol patients, updated cost effectiveness analysis and outcomes for New York Heart Association Class IIIB patients,” he added.
FINANCIAL HIGHLIGHTS FROM CONTINUING OPERATIONS
     Thoratec reported revenues of $91.0 million in the third quarter of 2010 versus revenues of $65.1 million in the third quarter of 2009. For the first nine months of 2010, revenues were $285.3 million versus $198.9 million in the first nine months of 2009. For the third quarter of 2010, revenues in North America were $78.5 million versus $54.3 million in the third quarter a year ago, while international revenues were $12.5 million compared to $10.8 million a year ago. For the third quarter of 2010, foreign exchange rate fluctuations had a $1.1 million unfavorable impact on revenues compared to the same period in 2009. For the first nine months of 2010, revenues in North America were $244.3 million compared to $166.5 million a year ago, while international revenues were $41.0 million compared to $32.4 million in the first nine months of 2009. For the first nine months of 2010, foreign exchange rate fluctuations had a $310,000 unfavorable impact on revenues compared to the same period in 2009.

     GAAP gross margin for the third quarter of 2010 was 68.5 percent versus 69.3 percent a year ago. Non-GAAP gross margin, which is described later in this press release, was 68.9 percent versus 69.7 percent in the same period a year ago. The decrease in gross margin reflects unfavorable foreign exchange rates, pump to non-pump mix and increased warranty costs. These factors were offset in part by HeartMate II volume and the continued roll-out of our HeartMate external peripherals.
     Operating expenses on a GAAP basis in the third quarter of 2010 were $35.9 million, versus $31.2 million a year ago. On a non-GAAP basis, operating expenses in the third quarter of 2010 were $30.8 million versus $25.7 million in the third quarter of 2009. Operating expenses on a non-GAAP basis are described later in this press release. The year-over-year increase in operating expenses was due primarily to spending on product and market development initiatives, including expansion of our sales force and the addition of research and development personnel.
     On a GAAP basis, other expense totaled $1.8 million in the third quarter of 2010 versus other income of $3.8 million in the third quarter a year ago. On a non-GAAP basis, other income totaled $354,000 versus other income of $504,000 a year ago. Other income on a GAAP basis in the third quarter of 2009 included a $5.2 million fair value gain on an embedded conversion feature within the HeartWare loan. The impact of the embedded conversion feature is excluded on a non-GAAP basis. Other income and expense on a non-GAAP basis is described later in this press release.
     The company’s GAAP effective tax rate for the third quarter of 2010 was 37.4 percent versus 33.4 percent a year ago. The non-GAAP tax rate, which is described later in this press release, was 35.5 percent in the third quarter of 2010 versus 34.2 percent a year ago. The increase in the GAAP and non-GAAP effective tax rates was due to higher pre-tax income and return to provision adjustments.
     Cash and investments at the end of the third quarter of 2010 were $410.1 million versus $376.3 million at the end of the second quarter of 2010 and $331.6 million at the end of fiscal 2009.
GUIDANCE FOR FISCAL 2010 FROM CONTINUING OPERATIONS
     The company continues to expect that our full year revenues from continuing operations will be in the range of $380 to $385 million in 2010. GAAP net income per diluted share is expected to be between $0.97 and $1.01 and non-GAAP net income per diluted share is expected to be between $1.19 and $1.23.

CONFERENCE CALL/WEBCAST INFORMATION
     Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m., Pacific Daylight Time, (4:30 p.m., Eastern Daylight Time) today. The teleconference can be accessed by calling (719) 325-4908, passcode 2416731. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through Thursday, November 4, via http://www.thoratec.com, or by telephone at (719) 457-0820, passcode 2416731.
GAAP TO NON-GAAP RECONCILIATION
     Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on revenues generated by its products and certain costs of producing those revenues, such as costs of product sales, research and development and selling, general and administrative expenses. We use the following measures, which are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”): non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP shares used to compute diluted net income per share. These are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures are calculated by excluding certain GAAP financial items that we believe have less significance to the day-to-day operation of our business. The company has outlined below the type and scope of these exclusions and the limitations on the use of the non-GAAP financial measures as a result of these exclusions.
     Management uses these non-GAAP financial measures for financial and operational decision making, including in the determination of employee annual cash incentive compensation, as a means to evaluate period-to-period comparisons, as well as comparisons to our competitors’ operating results. Management also uses this information internally for forecasting and budgeting, as it believes that the measures are indicative of Thoratec core operating results. Management also believes that non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the company’s business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and guidance for future periods with our historical operating results, and assist in analyzing future trends.
     Non-GAAP net income consists of GAAP net income, excluding, as applicable, the tax effected impact of share-based compensation expense, amortization of purchased intangibles,

expenses associated with the retrospective adoption of the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements in accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 470-20, Debt, HeartWare transaction costs and unrealized gains on the equity conversion option included in the HeartWare loan agreement.
     Non-GAAP net income per diluted share is defined as non-GAAP net income divided by the weighted average number of shares on a fully-diluted basis.
     Non-GAAP shares used to compute diluted net income per share consists of GAAP shares used to compute diluted net income per share adjusted for any inclusions made in conjunction with dilutive impact of Thoratec’s convertible debt instruments and any exclusions made in conjunction with the application of the two-class method for calculating net income per share.
     Non-GAAP gross profit and gross margin consist of GAAP gross profit and gross margin excluding share-based compensation expense.
     Non-GAAP operating expenses consist of GAAP operating expenses excluding share-based compensation expense, amortization of purchased intangibles, and HeartWare transaction costs.
     Non-GAAP other income and expense consists of GAAP other income and expenses excluding expenses related to the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements, in accordance with ASC 470-20, Debt and unrealized gains on the equity conversion option included in the HeartWare loan agreement.
     Non-GAAP tax rate consists of the GAAP tax rate adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.
     Management believes that it is useful in measuring Thoratec’s operations to exclude amortization of intangibles. These costs are primarily fixed at the time of an acquisition and, unlike other fixed costs that result from ordinary operations, are the result of infrequent and irregular events.
     Because of varying valuation methodologies, subjective assumptions and the variety of award types that companies can use, Thoratec management believes that providing non-GAAP financial measures that exclude share-based compensation allows investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors’ ability to review Thoratec’s business from the same perspective as Thoratec management, which believes that share-based compensation expense is not directly attributable to the underlying performance of the company’s business operations.
     Due to the subjective assumptions used to develop non-cash interest expense related to the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements, in accordance with ASC 470-20, Debt, Thoratec management believes that providing non-GAAP financial measures that exclude such expense allows investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors’ ability to review Thoratec’s business from the same perspective as Thoratec management.
     To enable investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods, Thoratec has excluded the HeartWare transaction costs as they are non-recurring in nature.
     There are a number of limitations related to the use of non-GAAP financial measures. First, non-GAAP financial measures exclude some costs, namely share-based compensation, that are recurring expenses. Second, share-based compensation is part of an employee’s compensation package and as such may be useful for investors to consider. Third, the components of costs that we exclude in our non-GAAP financial measures calculations may differ from components that our peer companies exclude when they report their results from operations.
     Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. However, these measures may provide additional insight into Thoratec’s financial results. Investors and potential investors are strongly encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results and not to rely on any single financial measure to evaluate our business.
     The reconciliations of the forward looking non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables below include all information reasonably available to Thoratec at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of business, goodwill and other asset impairments and sales of marketable equity securities.

The following table includes the GAAP income statement for continuing operations for the three and nine month periods ending 2010 and 2009:
THORATEC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Product sales	$90,996	$65,114	$285,366	$198,965
Cost of product sales	28,621	19,976	90,771	67,027

Gross profit	62,375	45,138	194,595	131,938

Operating expenses:
Selling, general and administrative	21,104	18,283	64,010	62,625
Research and development	12,332	10,605	44,135	31,705
Amortization of purchased intangible assets	2,446	2,359	7,326	7,441

Total operating expenses	35,882	31,247	115,471	101,771

Income from operations	26,493	13,891	79,124	30,167
Other income and (expense):
Interest expense	(3,125)	(3,261)	(9,280)	(9,167)
Interest income and other	1,362	7,060	4,261	9,304
Impairment on strategic investment	(11)	—	(2,057)	—

Income before income taxes	24,719	17,690	72,048	30,304
Income tax expense	(9,239)	(5,914)	(25,667)	(9,472)

Net income from continuing operations	15,480	11,776	46,381	20,832

Net (loss) from discontinued operations (net of tax)	(1,183)	1	(3,697)	(1,595)

Net Income	$14,297	$11,777	$42,684	$19,237

Net income (loss) per share — Basic:
Continuing operations	$0.26	$0.21	$0.80	$0.37
Discontinued operations	$(0.02)	$0.00	(0.06)	$(0.03)

Net Income	$0.24	$0.21	$0.74	$0.34

Net income (loss) per share — Diluted:
Continuing operations	$0.26	$0.20	$0.78	$0.36
Discontinued operations	$(0.02)	$0.00	$(0.06)	$(0.03)

Net Income	$0.24	$0.20	$0.72	$0.33

Shares used to compute net (loss) income per share (1):
Basic	58,138	56,045	57,473	55,787
Diluted	66,612	57,368	66,216	57,135

(1)	The company adopted the two-class method in calculating net income per share on a GAAP basis, which excludes the weighted average unvested restricted stock awards outstanding of 323,582 and 638,105 for the three months ended October 2, 2010 and October 3, 2009, respectively, and 386,808 and 724,469 for the nine months ended October 2, 2010 and October 3, 2010, respectively.

The following table reconciles the specific items excluded from GAAP net income from continuing operations in the calculation of non-GAAP net income from continuing operations and diluted net income per share from continuing operations for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income from Continuing Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net income reconciliation
Net income from continuing operations on a GAAP basis	$15,480	$11,776	$46,381	$20,832
Share-based compensation expense:
- Cost of product sales	322	234	947	789
- Selling, general and administrative	1,858	1,609	6,074	5,153
- Research and development	791	594	2,602	1,992
Amortization of purchased intangibles	2,446	2,359	7,326	7,441
HeartWare transaction costs	—	984	—	12,314
Impact of ASC 470-20	2,129	1,945	6,168	5,659
Unrealized gain on embedded derivative instrument on HeartWare loan	—	(5,240)	—	(5,240)
Income tax effect of non-GAAP income before tax	607	(158)	434	(1,800)
Income tax effect of non-GAAP adjustments	(2,820)	(832)	(8,236)	(8,785)

Net income from continuing operations on a non-GAAP basis	$20,813	$13,271	$61,696	$38,354

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Diluted net income from continuing operations per share reconciliation
Diluted net income from continuing operations per share on a GAAP basis	$0.26	$0.20	$0.78	$0.36
Share-based compensation expense:
- Cost of product sales	—	—	0.02	0.01
- Selling, general and administrative	0.02	0.03	0.09	0.09
- Research and development	0.01	0.01	0.04	0.03
Amortization of purchased intangibles	0.04	0.04	0.11	0.13
HeartWare transaction costs	—	0.02	—	0.22
Impact of ASC 470-20	0.03	0.03	—	0.10
Unrealized gain on embedded derivative instrument on HeartWare loan	—	(0.09)	—	(0.09)
Income tax effect of non-GAAP income before tax	0.01	—	0.01	(0.03)
Income tax effect of non-GAAP adjustments	(0.05)	(0.01)	(0.09)	(0.15)
Convertible debt dilution and two-class method impact	—	(0.02) (1)	(0.01)	(0.06) (1)

Diluted net income from continuing operations per share on a non-GAAP basis	$0.32	$0.21	$0.95	$0.61

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Shares used to compute diluted net income from continuing operations per share reconciliation

Shares used in calculation of diluted net income per share —GAAP	66,612	57,368	66,216	57,135
Convertible debt dilution impact (1)		7,290		7,290
Weighted average unvested restricted stock awards (2)	324	638	387	724

Shares used in calculation of diluted net income from continuing operations per share — Non-GAAP	66,936	65,296	66,603	65,149

(1)	The company’s total diluted share count on a GAAP and non-GAAP basis for the three and nine months ended October 2, 2010 included approximately 7.2 million shares and 7.1 million shares, respectively, underlying its convertible notes as they were dilutive for the respective periods. The Company’s total diluted share count on a non-GAAP basis for the three and nine months ended October 3, 2009 included approximately 7.3 million shares underlying its convertible notes as they were dilutive for the respective periods.

(2)	The company adopted the two-class method in calculating net income per share on a GAAP basis, which excludes the weighted average unvested restricted stock awards outstanding of 323,582 and 638,105 for the three months ended October 2, 2010 and October 3, 2009, respectively, and 386,808 and 724,469 for the nine months ended October 2, 2010 and October 3, 2010, respectively.

The following table reconciles the specific items excluded from GAAP gross profit and gross margin from continuing operations in the calculation of non-GAAP gross profit and gross margin from continuing operations for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Gross Profit from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended				Nine Months Ended
	October 2, 2010		October 3, 2009		October 2, 2010		October 3, 2009
Gross profit from continuing operations on a GAAP basis	$62,375	68.5%	$45,138	69.3%	$194,595	68.2%	$131,938	66.3%
Share-based compensation expense	322		234		947		789

Gross profit from continuing operations on a non-GAAP basis	$62,697	68.9%	$45,372	69.7%	$195,542	68.5%	$132,727	66.7%

The following table reconciles the specific items excluded from GAAP operating expenses from continuing operations in the calculation of non-GAAP operating expenses from continuing operations for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Expenses from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Operating expenses from continuing operations on a GAAP basis	$35,882	$31,247	$115,471	$101,771
Share-based compensation expense:
- Selling, general and administrative	(1,858)	(1,610)	(6,074)	(5,153)
- Research and development	(791)	(594)	(2,602)	(1,992)
Amortization of purchased intangibles	(2,446)	(2,359)	(7,326)	(7,441)
HeartWare transaction costs	—	(984)	—	(12,314)

Operating expenses from continuing operations on a non-GAAP basis	$30,787	$25,700	$99,469	$74,871

The following table reconciles the specific items excluded from GAAP other income and expense from continuing operations in the calculation of non-GAAP other income and expense from continuing operations for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Other Income and Expense from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Other income (expense) from continuing operations on a GAAP basis	$(1,775)	$3,799	$(7,076)	$137
Impact of ASC 470-20	2,129	1,945	6,168	5,659
Unrealized gain on embedded derivative instrument on HeartWare loan	—	(5,240)	—	(5,240)

Other income (expense) from continuing operations on a non-GAAP basis	$354	$504	$(908)	$556

The following table reconciles the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income from continuing operations to non-GAAP net income from continuing operations:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Tax Expense from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended				Nine Months Ended
	October 2, 2010		October 3, 2009		October 2, 2010		October 3, 2009
Tax expense from continuing operations on a GAAP basis	$(9,239)	37.4%	$(5,914)	33.4%	$(25,667)	35.6%	$(9,472)	31.3%
Share-based compensation expense and other	(761)		(920)		(3,495)		(2,546)
Amortization of purchased intangibles	(978)		(1,002)		(2,931)		(2,976)
HeartWare transaction costs	—		(394)		—		(4,925)
Impact of adoption of ASC 470-20	(851)		(768)		(2,467)		(2,235)
Unrealized gain on embedded derivative instrument on HeartWare loan	—		2,096		—		2,096
Return to provision true-up	373		—		373		—
Excess compensation limitations	5		—		718		—

Tax expense from continuing operations on a non-GAAP basis	$(11,451)	35.5%	$(6,902)	34.2%	$(33,469)	35.2%	$(20,058)	34.3%

The following table reconciles the guidance on a GAAP and non-GAAP basis from continuing operations for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Forward-Looking Guidance from Continuing Operations
(Unaudited)
(in thousands, except for per share data)

	For the Fiscal Year Ending 2010
	From	To
Net income per diluted share reconciliation
Net income per diluted share on a GAAP basis from continuing operations	$0.97	$1.01
Share-based compensation expense	0.13	0.13
Amortization of purchased intangibles	0.10	0.10
Impact of adoption of ASC 470-20	(0.01)	(0.01)
Income tax effect of non-GAAP income before tax	—	—

Net income per diluted share on a non-GAAP basis from continuing operations	$1.19	$1.23

     Thoratec is a world leader in therapies to address advanced-stage heart failure. The company’s products include the HeartMate® LVAS and Thoratec® VAD (Ventricular Assist Device) with more than 15,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) Division is a leader in point-of-care blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web site at http://www.thoratec.com.
     Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation and IVAD is a trademark of Thoratec Corporation. ITC, A-VOX Systems, AVOXimeter, HEMOCHRON, ProTime, ProTime InRhythm and IRMA are registered trademarks of International Technidyne Corporation.
     Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for fiscal 2010 financial results or future performance, contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “plans,” “projects,” “hopes,” “could,” “will,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to regulatory approvals, the development of new products and new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of existing markets for our products and related gross margin for such product sales, the ability to improve financial performance, the effects of FDA regulatory requirements, our ability to address issues raised by FDA inspections adequately and on a timely basis without a resulting recall of products or interruption of manufacturing or shipment of products, the effects of healthcare reimbursement and coverage policies, the effects of seasonality on Thoratec product sales, the effects of competition and the effects of any merger, acquisition and divestiture related activities. Forward-looking statements contained in this press release should be considered in light these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K and as may be updated in subsequent SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
Contacts:
Taylor Harris
Senior Director, Investor Relations & Business Development
Thoratec Corporation
(925) 738-0047
or
Neal B. Rosen
Ruder-Finn
(415) 692-3058